Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated May 22, 2009 relating to (i) the consolidated financial statements of KB Financial Group Inc. and its subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs related to the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 and FASB Statement No. 157, Fair Value Measurement, the reorganization of Kookmin Bank to KB Financial Group Inc. and the translation of financial statement amounts from Korean Won to U.S. Dollars for the convenience of readers in the United States) and (ii) the effectiveness of the Company’s internal control over financial reporting, in each case appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2008.
     We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte Anjin LLC
Seoul, Korea
July 10, 2009